EXHIBIT 99.1

DoMark International Inc. Purchases 20% Of Zaktek Ltd.

Domark International are pleased to announce the acquisition of 100% of the equity capital of South Hill Ltd, a company which owns a shareholding of approximately 20% of the equity capital of Zaktek Ltd. Zaktek owns a patent applied for product in the name of PhonePad Plus.

Initial production units of PhonePad Plus are to be launched on the UK market in August by a major UK retail store chain. By the insertion of a smartphone into the PhonePad the unit operates as a stand alone tablet in all aspects, utilising a 10:1 inch HD screen with additional 3/4G Plus Wi-Fi. Initially the PhonePad will be compatible with the latest Samsung models and further compatible smartphone makes will be announced in due course. The PhonePad plus is unique in this respect and a world first with exciting potential in the tablet market.

An advantage of the PhonePad is, that for a substantially lower price than any competitively sized tablet, it will offer consumers the same capabilities and performance values as purchasing a stand alone tablet. Consumers will now in future be able to upgrade their smartphone without needing to upgrade to a new tablet, without need for a new contract or a new Sim purchase.

For more information on the PhonePad Plus, please go to www.phonepadplus.com.

Andy Ritchie, CEO of Domark, said “this Agreement is part of our continuing program to build a base of mobile related investments particularly related to mobile games. The market for tablet in-game purchases are now almost three times higher than for smartphones. 69% of tablet owners play games with 31% purchasing in-game virtual goods, a recent study by Magid has shown. Tablets are now emerging as a huge gaming platform with greater games usage than smartphones, even though smartphone gaming use alone is showing a 50% year on year increase.” Andy Ritchie continued “we are excited about the PhonePad prospects which is eminently equipped for the massive tablet market place worldwide as a cost saving device.

Andy Ritchie continued “the PhonePad Plus product is in the right place at the right time and fits in well with Domark’s expanding range of multi use integrated smartphone and tablet accessories, in areas in which we are pro-actively seeking to increase our stakeholdings. We expect to release news of further stakeholder acquisitions shortly.

About DoMark International Inc.

DoMark International Inc. (OTCBB:DOMK), a leading investment management company focused on patented or patent pending mass market consumer products focuses its investments in the fast growing global mobile/smartphone market. Our investment strategy is designed mitigate risk by building and managing a portfolio of products while maximizing returns for investors.

DoMark International Inc. (OTCBB:DOMK) is developing the next generation of Smartphone products and accessories to compete in a booming global industry alongside Apple Inc, Samsung, Logitech International and Quantum International.

For more information on DoMark International, please visit www.domarkintl.com or contact Andrew Ritchie at 1-416-400-4421

Important Safe Harbour disclaimer information is available at the following link: http://www.domarkintl.com/info/disclaimer

Source: DoMark International Inc.